Exhibit 99.2

Archer Daniels Midland Company Announces Pricing of Offers to Purchase Certain Outstanding Debentures

CHICAGO, June 15, 2015—Archer Daniels Midland Company (NYSE: ADM) today announced the following consideration to be paid in its previously announced cash tender offers for up to $1,000,000,000 aggregate purchase price of its outstanding debentures (the “Debentures”).

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Debentures Listed Below

Title of Security (CUSIP No.)	Maximum Tender Amount	Acceptance Priority Level	U.S. Treasury Reference Security	Fixed Spread (Basis Points)	Early Tender Payment*	Total Consideration*
6.950% Debentures due 2097 (039483 AP7)	N/A	1	2.500% due February 15, 2045	+170 bps	$30.00	$1,438.63
5.375% Debentures due 2035 (039483 AU6)	N/A	2	2.500% due February 15, 2045	+95 bps	$30.00	$1,181.42
5.765% Debentures due 2041 (039483 BC5)	N/A	3	2.500% due February 15, 2045	+100 bps	$30.00	$1,262.55
5.935% Debentures due 2032 (039483 AT9)	N/A	4	2.500% due February 15, 2045	+85 bps	$30.00	$1,246.38
6.625% Debentures due 2029 (039483 AR3)	N/A	5	2.125% due May 15, 2025	+155 bps	$30.00	$1,288.40
6.750% Debentures due 2027 (039483 AN2)	N/A	6	2.125% due May 15, 2025	+145 bps	$30.00	$1,289.85
7.500% Debentures due 2027 (039483 AM4)	N/A	7	2.125% due May 15, 2025	+145 bps	$30.00	$1,346.23
7.000% Debentures due 2031 (039483 AS1)	N/A	8	2.500% due February 15, 2045	+95 bps	$30.00	$1,338.26
6.450% Debentures due 2038 (039483 AX0)	N/A	9	2.500% due February 15, 2045	+105 bps	$30.00	$1,334.42
8.375% Debentures due 2017 (039483 AH5)	N/A	10	0.625% due May 31, 2017	+25 bps	$30.00	$1,131.43
4.479% Debentures due 2021 (039483 BB7)	$250,000,000(a)	11	1.375% due April 30, 2020	+50 bps	$30.00	$1,120.94

*	Per $1,000 principal amount of Debentures accepted for purchase
(a)	Subject to a maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase

The reference yield was determined by Barclays Capital Inc., BofA Merrill Lynch, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, the lead dealer managers for the tender offers, based on the bid-side price for the applicable U.S. Treasury security at 11:00 a.m., New York City time, today, as described in the Offer to Purchase dated June 1, 2015.

Holders who tender Debentures by 5:00 p.m., New York City time, on June 30, 2015, will be eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above).

In addition, holders of Debentures accepted for purchase will be paid accrued interest to but excluding the settlement date. Withdrawal rights for the tender offers expired at 5:00 p.m., New York City time, on June 12, 2015.

The company will only purchase up to $1,000,000,000 aggregate purchase price of the Debentures in the tender offers, and the amount of each series of Debentures that will be purchased will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase. In addition, the aggregate principal amount of the 4.479% Debentures due 2021 (the “2021 Notes”) that may be purchased is subject to a maximum tender amount of $250,000,000 as described in the Offer to Purchase. Because, as previously disclosed, the principal amount of the 2021 Notes tendered already exceeds such maximum tender amount, any 2021 Notes that are purchased after applying the aggregate purchase price limitation and the Acceptance Priority Levels will be prorated.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions, including the financing condition, set forth in the Offer to Purchase.

For additional information regarding the terms of the tender offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); or J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (866) 342-8290 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484